Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 30, 2024, in this Registration Statement on Form F-1/A (File No.333-278037) and related Prospectus of China Natural Resources, Inc. for the registration of 1,190,297 common shares issuable upon exercise of certain outstanding warrants.

/s/ Ernst & Young Hua Ming LLP

Beijing, People’s Republic of China

January 27, 2025